EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HAWKS ACQUISITION CORP

Pursuant to Section 242 of the

Delaware General Corporation Law

1.	The undersigned, being a duly authorized officer of HAWKS ACQUISITION CORP (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:
2.	The name of the Corporation is Hawks Acquisition Corp.
3.	The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on January 4, 2021, and an Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 8, 2021.
4.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.
5.	This Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).
6.	The text of Section 9.1(b) of Article IX is hereby amended and restated to read in full as follows:

Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 8, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the amounts withdrawn to fund the Corporation’s working capital requirements, to the extent set forth in the Registration Statement, and/or to pay the Corporation’s taxes (“Permitted Withdrawals”), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by December 13, 2023 (or such earlier date as determined by the Board) (the “Completion Window”) or (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate as described in Section 9.7. Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

IN WITNESS WHEREOF, I have signed this Amendment to the Amended and Restated Certificate of Incorporation this 11 day of April, 2023.

HAWKS ACQUISITION CORP

By:	/s/ J. Carney Hawks
	Name:	J. Carney Hawks
	Title:	Chief Executive Officer